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                                                                     EXHIBIT 2.6

                          STOCK SUBSCRIPTION AGREEMENT

         STOCK SUBSCRIPTION AGREEMENT dated as of October 14, 1997, between Guardian International, Inc., a Nevada corporation (the "Company"), and Westar Capital, Inc., a Kansas corporation (the "Purchaser").

         The Purchaser desires to acquire from the Company, and the Company wishes to sell to the Purchaser, certain securities to be issued by the Company, on the terms and conditions set forth below.

         1. AUTHORIZATION OF SECURITIES. The Company has authorized the issuance and sale to the Purchaser of 2,500,000 shares (the "Common Shares") of its Class A Voting Common Stock, par value $.001 per share (the "Common Stock"), for an aggregate purchase price of $3,750,000. Subject to the satisfaction of the conditions set forth in Section 5, the Company has authorized the issuance and sale to the Purchaser of 1,875,000 shares (the "Preferred Shares") of Series A 9 3/4% Convertible Cumulative Preferred Stock, par value $.001 per share (the "Preferred Stock"), for an aggregate purchase price of $3,750,000. The Preferred Shares will have the terms and conditions set forth in the Certificate of Amendment and the Certificate of Designations to the Articles of Incorporation of the Company attached hereto as Exhibits A-1 and A-2, (collectively, the "Articles of Amendment"). The Common Shares and the Preferred Shares may be collectively referred to as the "Shares".

         2.  CLOSINGS

         2.1 COMMON SHARES CLOSING. The Company will sell to the Purchaser and, subject to the terms and conditions hereof, the Purchaser will purchase from the Company, at the closing provided for in this Section 2.1, the Common Shares at an aggregate purchase price of $3,750,000. The closing of the sale and purchase of the Common Shares (the "Common Closing") shall take place at the offices of the Company at 3880 N. 28th Terrace, Hollywood, Florida, 33020, following the satisfaction or waiver (not violative of law) of the conditions set forth in Sections 3 and 4, on October 21, 1997 (the "Common Closing Date"), unless otherwise agreed between the Purchaser and the Company. At the Common Closing, the Company will deliver to the Purchaser one or more stock certificates (as the Purchaser may designate in advance), each dated the Common Closing Date and duly registered in the Purchaser's name (or in the name of any nominee the Purchaser designates to hold the Common Shares for its account), representing the Common Shares, against receipt of $3,750,000 from the Purchaser by delivery of federal funds payable to the Company.

         2.2 PREFERRED SHARES CLOSING. The Company will sell to the Purchaser and, subject to the terms and conditions hereof, the Purchaser will purchase from the Company, at the closing provided for in this Section 2.2, the Preferred Shares at an aggregate purchase price of

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$3,750,000. The closing of the sale and purchase of the Preferred Shares (the
"Preferred Closing") shall take place at the offices of the Company at 3880 N. 28th Terrace, Hollywood, Florida, 33020 or by mail if the parties agree, following the satisfaction or waiver (not violative of law) of the conditions set forth in Section 5 and the consummation of the Common Closing, on November 30, 1997 (the "Preferred Closing Date"), unless otherwise agreed between the Purchaser and the Company. At the Preferred Closing, the Company will deliver to the Purchaser one or more stock certificates (as the Purchaser may designate), each dated the Preferred Closing Date and duly registered in the Purchaser's name (or in the name of any nominee the Purchaser designates to hold the Preferred Shares for its account), representing the Preferred Shares against receipt of $3,750,000 from the Purchaser by delivery of federal funds payable to the Company. The Preferred Closing and the Common Closing may be hereinafter referred to as the "Closings."

         3. CONDITIONS TO THE PURCHASER'S OBLIGATIONS RE: COMMON CLOSING.

        The Purchaser's obligation to acquire the Common Shares is subject to the fulfillment, prior to or at the Common Closing, of the following conditions:

         3.1 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties of the Company contained in Section 6 shall be correct as of the date hereof and at and as of the time of the Common Closing.

         3.2 PERFORMANCE AND COMPLIANCE. The Company shall have performed all agreements and complied with all conditions contained herein required to be performed or complied with by it prior to or at the Common Closing.

         3.3 OFFICER'S CERTIFICATE. The Purchaser shall have received a certificate of the President and Chief Executive Officer of the Company, dated the Common Closing Date, certifying that the conditions specified in Sections 3.1, 3.2 and 3.8 have been fulfilled.

         3.4 OPINIONS OF COUNSEL OF THE COMPANY. The Purchaser shall have received an opinion from Steel Hector & Davis LLP, counsel to the Company, dated the Common Closing Date and substantially in the form of Exhibit B, and an opinion from Lionel Sawyer & Collins, Nevada counsel to the Company, dated the Common Closing Date in such form as may be reasonably acceptable to the Purchaser.

         3.5 WAIVERS AND CONSENTS. All waivers and consents required to be obtained by the Company in connection with the Common Closing shall be satisfactory in substance and form to the Purchaser, including but not limited to the consent of Heller Financial, Inc.

         3.6 OTHER AGREEMENTS.

                  (a) The Stockholders Agreement attached hereto as Exhibit C (the "Stockholders Agreement") shall have been executed and delivered by the Company, the Ginsburgs (as defined


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therein), and the Purchaser. All such action shall have been taken as may be necessary to elect a Board of Directors of the Company, effective upon the Common Closing, as provided in the Stockholders Agreement.

                  (b) The Registration Rights Agreement attached hereto as Exhibit D (the "Registration Rights Agreement") shall have been executed and delivered by the Company and the Purchaser.

                  (c) The Employment Agreements attached hereto as Exhibit E and F (the "Employment Agreements") shall have been executed and delivered by Richard Ginsburg and Darius G. Nevin and the Company.

                  (d) The Employment Agreement attached hereto as Exhibit G (the "Harold Ginsburg Employment Agreement") shall have been executed and delivered by Harold Ginsburg and the Company.

         3.7 CORPORATE ACTION. The Company shall have delivered to the Purchaser certified copies of (a) the resolutions duly adopted by an independent committee of the, and the full, board of directors of the Company authorizing the execution, delivery and performance of this Agreement, and each of the other agreements contemplated hereby, the filing of the Articles of Amendment, the issuance and sale of the Preferred Shares and the Common Shares, the reservation for issuance upon conversion of the Preferred Shares of an aggregate of 2,273,385 shares of Common Stock and the consummation of all other transactions contemplated by this Agreement, (b) the written consents of the Company's stockholders adopting the Articles of Amendment, (c) the Articles of Incorporation and Bylaws of the Company, each as amended to date, and (d) incumbency of the Company's officers.

         3.8 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the business, assets, liabilities, prospects, results of operations or condition, financial or otherwise, of the Company and its subsidiaries, taken as a whole ( "Material Adverse Change").

         3.9 STATUS OF PREFERRED STOCK CLOSING. All third party conditions and consents to the Preferred Stock Closing shall have been satisfied, except the passage of time with respect to the information statement delivered to stockholders of the Company in connection with the adoption of the Articles of Amendment and the filing of the Articles of Amendment with the Secretary of State of the State of Nevada.

         3.10 NO PROCEEDINGS OR LITIGATION. There shall be no proceeding or action pending or threatened before any tribunal or governmental agency which seeks to restrain or effect any of the transactions contemplated herein.


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         4. CONDITIONS TO COMPANY'S OBLIGATIONS RE: COMMON CLOSING. The
Company's obligation to sell the Common Shares is subject to the fulfillment, prior to or at the Common Closing, of the following conditions:

         4.1 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties of the Purchaser contained in Section 7 shall be correct at and as of the time of the Common Closing.

         4.2 PERFORMANCE AND COMPLIANCE. The Purchaser shall have performed all agreements and complied with all conditions contained herein required to be performed or complied with by it prior to or at the Common Closing.

         4.3 OFFICER'S CERTIFICATE. The Company shall have received a certificate of the President and Chief Executive Officer of the Purchaser, dated the Common Closing Date, certifying that the conditions specified in Sections
4.1 and 4.2 have been fulfilled.

         4.4 OPINION OF COUNSEL OF THE COMPANY. The Company shall have received an opinion from John K. Rosenberg, counsel of the Purchaser, dated the Common Closing Date and substantially in the form of Exhibit H.

         4.5 WAIVERS AND CONSENTS. All waivers and consents required to be obtained by the Purchaser in connection with the Common Closing shall be satisfactory in substance and form to the Company, including but not limited to the consent of Protection One, Inc.

         4.6 OTHER AGREEMENTS.

                  (a) The Stockholders Agreement shall have been executed and delivered by the Company, the Ginsburgs, and the Purchaser. All such action shall have been taken as may be necessary to elect a Board of Directors of the Company, effective upon the Common Closing, as provided in the Stockholders Agreement.

                  (b) The Registration Rights Agreement shall have been executed and delivered by the Company and the Purchaser.

                  (c) The Employment Agreements shall have been executed and delivered by Richard Ginsburg and Darius G. Nevin and the Company.

                  (d) The Harold Ginsburg Employment Agreement shall have been executed and delivered by Harold Ginsburg and the Company.

         4.7 FAIRNESS OPINION. The Company shall have received an opinion of Raymond James & Associates, Inc. stating that the transactions contemplated hereby are fair from a


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financial point of view to the existing stockholders of the Company and such opinion shall not have been withdrawn or adversely modified.

         5. CONDITIONS RE: PREFERRED CLOSING. The parties' obligations to consummate the purchase of the Preferred Shares are subject to the fulfillment, prior to or at the Preferred Closing, of the following conditions:

         5.1 COMMON CLOSING. The consummation of the Common Closing shall have occurred prior to the Termination Date set forth in Section 11.

         5.2 STOCKHOLDER APPROVAL. The Articles of Amendment shall have been approved by the stockholders of the Company to the extent required by applicable law.

         5.3 ARTICLES OF AMENDMENT. The Articles of Amendment shall have been filed with the Secretary of the State of Nevada and shall be in full force and effect under the laws of such state.

         6. CONDITIONS TO THE PURCHASER'S OBLIGATIONS RE: PREFERRED CLOSING.

        The Purchaser's obligation to acquire the Preferred Shares is subject to the fulfillment, prior to or at the Preferred Closing, of the following conditions:

         6.1 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties of the Company contained in Section 7 shall be correct as of the date hereof and at and as of the time of the Preferred Closing.

         6.2 PERFORMANCE AND COMPLIANCE. The Company shall have performed all agreements and complied with all conditions contained herein required to be performed or complied with by it prior to or at the Preferred Closing.

         6.3 OFFICER'S CERTIFICATE. The Purchaser shall have received a certificate of the President and Chief Executive Officer of the Company, dated the Preferred Closing Date, certifying that the conditions specified in Sections 6.1, 6.2 and 6.6 have been fulfilled.

         6.4 OPINION OF COUNSEL OF THE COMPANY. The Purchaser shall have received an opinion from Steel Hector & Davis LLP, counsel to the Company, dated the Preferred Closing Date and substantially in the form of Exhibit B, and an opinion from Lionel Sawyer & Collins, Nevada counsel to the Company, dated the Common Closing Date in such form as may be reasonably acceptable to the Purchaser.

         6.5 WAIVERS AND CONSENTS. All waivers and consents required to be obtained by the Company in connection with the Preferred Closing shall be satisfactory in substance and form to the Purchaser, including but not limited to the consent of Heller Financial, Inc.


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         6.6 NO MATERIAL ADVERSE CHANGE. There shall have been no Material
Adverse Change.

         7. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants that:

         7.1 ORGANIZATION; GOOD STANDING; VALID AND BINDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into this Agreement, to issue and sell the Common Shares and the Preferred Shares, and to carry out the terms hereof and thereof. Each of the Company's subsidiaries is duly organized, validly existing and in good standing under the laws of its state of incorporation. Each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes qualification necessary, except where failure to so qualify would not individually or in the aggregate have a Material Adverse Change. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby to which the Company is a party have been duly authorized by the Company. Each of such agreements has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, liquidation, moratorium, receivership, conservatorship, readjustment of debts, fraudulent conveyance or similar laws affecting the enforcement of creditors rights generally.

         7.2 INFORMATION FURNISHED; BUSINESS. The Company has furnished the Purchaser with true and complete copies of (a) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, as amended to date, (b) any and all of the Company's Current Reports on Form 8-K which have been filed with the Securities and Exchange Commission ("SEC") since December 31, 1996, (c) the Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1997 and June 30, 1997, as amended to date, (collectively "SEC Documents") and
(d) all other reports and documents filed by the Company with the SEC under the Exchange Act since January 1, 1997. The financial statements contained in the SEC Documents have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as stated in the notes thereto), and present fairly (subject, in the case of unaudited statements, to normal recurring adjustments) the financial condition of the Company as of their respective dates and the results of operations and cash flows for the respective periods. Except as disclosed in the SEC Documents or as set forth on Schedule A, since January 1, 1997 there has been no Material Adverse Change. Since January 1, 1997, the Company has made all filings required to be made in compliance with the Exchange Act, and such filings, as modified by subsequent reports filed pursuant to the Exchange Act conformed in all material respects to the requirements of the Exchange Act, and the rules and regulations of the SEC thereunder, and such filings did not contain any untrue statement


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of a material fact and did not omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were made as of their respective dates of filing.

         7.3 LITIGATION. Except as disclosed on Schedule A, there are no actions, proceedings or investigations nor any judgment, decree, injunction, rule, or order pending or threatened which question or affect the validity of this Agreement, the Common Shares or the Preferred Shares, or any action taken or to be taken pursuant hereto or thereto, or which might result, either in any case or in the aggregate, in any Material Adverse Change, or in any liabilities on the part of the Company which, either in any case or in the aggregate, are or might be material and which liabilities have not been disclosed in the notes to the Company's financial statements contained in the SEC Documents and adequately reserved for on the Company's balance sheet as at June 30, 1997.

         7.4 COMPLIANCE WITH OTHER INSTRUMENTS. Except for consents and approvals required to be obtained as set forth on Schedule A, the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the issuance of the Common Shares and the Preferred Shares, do not and will not result in any violation of or be in conflict with or constitute (with or without due notice or lapse of time or both) a default or result in an adverse event under any term of the Articles of Incorporation, as amended (the "Charter"), or by-laws of the Company, or of any material agreement, instrument, obligation, license, judgment, decree, order, statute, rule or governmental regulation applicable to the Company, its assets or properties or result in the imposition or creation of any lien or encumbrance upon any asset or property of the Company. The Company is not in violation of any term of its Charter or by-laws, or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation which is material to the business, operations, prospects, or affairs of the Company.

         7.5 GOVERNMENTAL CONSENTS. Except for such consents, approvals and authorizations as are set forth on Schedule A, neither the Company, nor any of its subsidiaries is or will be required to obtain any consent, approval or authorization of, or to make any declaration or filing with, any governmental authority as a condition precedent to the valid execution and delivery of this Agreement and the other agreements contemplated hereby, and, the valid offer, issue and delivery of the Common Shares and the Preferred Shares. Schedule 6.5 correctly sets forth the names and jurisdictions of domicile of each subsidiary of the Company.

         7.6 CAPITAL STOCK. Schedule A correctly describes each class of the authorized capital stock of the Company on the date hereof, including, as to each such class, the number of shares thereof authorized and the number of shares thereof issued and outstanding. All of the outstanding shares of the Company are validly issued and outstanding, fully paid and non-assessable and free of preemptive rights. The Company has no outstanding securities convertible into or exchangeable for capital stock and no outstanding options, warrants or other rights to subscribe for or purchase, or agreements for the purchase from or the issue or sale by the


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
Company of, capital stock, other than as set forth in such Schedule A, which correctly describes each such security, right or agreement and the number of shares subject thereto, whether or not reserved for on the books of the Company. Schedule A also sets forth all shares of capital stock reserved or required for issuance pursuant to any employee benefit, stock option or other similar plan.

         7.7 DISCLOSURE. There is no fact known to the Company which materially adversely affects the business, operations, affairs, prospects, properties, assets or condition of the Company which has not been set forth in this Agreement or in Schedule A hereto. No representation or warranty contained in this Agreement, the other agreements contemplated hereby, or the Schedules hereto or thereto, or any officers certificate furnished thereunder, at the date hereof, or at the Common Stock Closing Date and the Preferred Stock Closing Date contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

         7.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the SEC Documents or as set forth on Schedule A hereto, since January 1, 1997, the Company has in all material respects conducted its business in the ordinary course consistent with past practices.

         7.9 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on Schedule A and in the SEC Documents, and liabilities incurred after January 1, 1997 in the ordinary course of business and consistent with past practices, the Company does not have any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated balance sheet (or reflected in the notes thereto).

         7.10 NO DEFAULT. Except as set forth on Schedule A hereto, neither the Company nor any of its subsidiaries is in violation or breach of, or default under (and no event has occurred which with notice or the lapse of time or both would constitute a violation or breach of, or a default under) any term, condition or provision of (i) any material note, bond, mortgage, deed of trust, security interests, indenture, license, contract, agreement, plan or other instrument or obligation to which the Company or any such subsidiary is a party or by which the Company or any such subsidiary or any of their respective properties or assets may be bound or affected, (ii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any subsidiary of the Company or any of their respective properties or assets or (iii) any registration, license, permit or other consent or approval of any governmental agency, except in each case for breaches, defaults or violations which would not individually or in the aggregate have a material adverse effect on the business, assets, liabilities, results of operations or condition, financial or otherwise, of the Company and its subsidiaries, taken as a whole.

         8. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants that:


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
         8.1 NO DISTRIBUTION. The Purchaser is acquiring the Preferred Shares and the Common Shares for its own account with the present intention of holding such securities for purposes of investment, and it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws. The Purchaser understands that the Common Shares and the Preferred Shares are "restricted securities" as defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), and have not been registered pursuant to the provisions of the Securities Act, in as much as the proposed purchase of the Common Shares and the Preferred Shares is taking place in a transaction not involving any public offering.

         8.2 SOPHISTICATION. The Purchaser is knowledgeable, experienced and sophisticated in financial and business matters and is able to evaluate the risks and benefits of the investment in the Common Shares and the Preferred Shares.

         8.3 ECONOMIC RISK. The Purchaser is able to bear the economic risk of its investment in the Common Shares and the Preferred Shares for an indefinite period of time because the Common Shares and the Preferred Shares have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

         8.4 ACCESS TO INFORMATION. The Purchaser has been furnished or otherwise had full access to such other information concerning the Company and its subsidiaries as it has requested and that was necessary to enable the Purchaser to evaluate the merits and risks of an investment in the Company, and after a review of this information, has had an opportunity to ask questions and receive answers concerning the financial condition and business of the Company and the terms and conditions of the securities purchased hereunder, and has had access to and has obtained such additional information concerning the Company and the securities as it deemed necessary. The Purchaser has carefully reviewed the information furnished pursuant to Section 7.2.

         8.5 ACCREDITED INVESTOR. The Purchaser is an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

         8.6 LEGEND. The Purchaser understands that the certificate(s) representing the Common Shares and the Preferred Shares (and any Common Stock issued upon conversation of the Preferred Shares) will bear restrictive legends thereon as follows:

                "The securities represented by this certificate have been acquired directly or indirectly from the Company without being registered under the Securities Act of 1933, as amended (the "Act"), or any other applicable securities laws, and are restricted securities as that term is defined under Rule 144 promulgated under the Act. These securities may not be sold, pledged, transferred, distributed or otherwise disposed of in any manner unless they are registered under the Act and


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
        all other applicable securities laws, or unless the request for transfer is accompanied by a favorable opinion of counsel, reasonably satisfactory to the Company, stating that the transfer will not result in a violation of the Act and all other applicable state securities law."

         8.7 ADDITIONAL PURCHASER REPRESENTATIONS. The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby to which such Purchaser is a party have been duly authorized by the Purchaser. Each of such agreements constitutes a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, liquidation, moratorium, receivership, conservatorship, readjustment of debts, fraudulent conveyance or similar laws affecting the enforcement of creditors rights generally. The Purchaser has made or obtained all material third party and governmental consents, approvals and filings to be made or obtained prior to the Closings by the Purchaser in connection with the consummation of the transactions hereunder. The execution and delivery by the Purchaser of each of the Agreement and all other agreements contemplated hereby and the fulfillment of and compliance with the respective terms thereof by the Purchaser do not and shall not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, or (c) result in a violation of the organizational documents of the Purchaser or any material agreement or instrument to which Purchaser is subject.

         9. INDEMNIFICATION.

         9.1 INDEMNIFICATION BY THE COMPANY. In addition to all other sums due hereunder or provided for in this Agreement and any other rights and remedies available to Purchaser under applicable law, the Company agrees to hold harmless and indemnify the Purchaser and all directors, officers and controlling persons of the Purchaser (within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (individually referred to as an "Indemnified Person") from and against any losses, claims, damages, costs and expenses, and liabilities (including attorneys' fees and expenses of investigation) incurred by each Indemnified Person pursuant to any action, suit, proceeding or investigation against any one or more of the Company and such Indemnified Person, and arising out of or in connection with a breach by the Company of any agreement, representation, warranty, covenant, or obligation contained in this Agreement or any other agreement contemplated hereby or delivered hereunder and any and all costs and expenses incurred by any Indemnified Person in connection with the enforcement of its rights under this Agreement and the other agreements contemplated hereby. The Company further agrees, promptly upon demand by an Indemnified Person, from time to time, to reimburse each Indemnified Person for, or pay, any loss, claim, damage, liability or expense as to which the Company has indemnified the Indemnified Person pursuant to this Agreement.


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
         9.2 INDEMNIFICATION BY THE PURCHASER. In addition to all other sums due hereunder or provided for in this Agreement, the Purchaser agrees to hold harmless and indemnify the Company and all directors, officers and controlling persons of the Company (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (individually referred to as an "Indemnified Person") from and against any losses, claims, damages, costs and expenses and liabilities (including attorneys' fees and expenses of investigation) incurred by each Indemnified Person pursuant to any action, suit, proceeding or investigation against any one or more of the Purchaser and such Indemnified Person, and arising out of or in connection with a breach by the Purchaser of any agreement, representation, warranty, covenant or obligation contained in this Agreement or any agreement contemplated hereby or delivered hereunder and any and all costs and expenses incurred by any Indemnified Person in connection with the enforcement of its rights under this Agreement and the agreements contemplated hereby. The Purchaser further agrees, promptly upon demand by an Indemnified Person, from time to time, to reimburse each Indemnified Person for, or pay, any loss, claim, damage, liability or expense as to which the Purchaser has indemnified the Indemnified Person pursuant to this Agreement.

         9.3 PROCEDURE. Each Indemnified Person agrees to give prompt written notice to the indemnifying party after the receipt by the Indemnified Person of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which such Indemnified Person will claim indemnification or contribution pursuant to this Agreement, PROVIDED that the failure of any Indemnified Person to give notice shall not relieve the indemnifying party of its obligations except to the extent that the indemnifying party is actually prejudiced by the failure to give notice. If any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses incurred by the latter in connection with the defense thereof unless (i) in the reasonable opinion of counsel for the indemnifying party a conflict of interest exists between the indemnified party and indemnifying party, (ii) the indemnified party reasonably objects to such assumption on the basis that there may be defenses available to it which are different from or in addition to the defenses available to the indemnifying party, (iii) the indemnifying party has failed to timely assume the defense of any such action or proceeding or (iv) the indemnifying party and its counsel do not actively and vigorously pursue the defense of such action . Whether or not such defense is assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. An indemnifying party who elects not to assume the defense of an action or where a potential conflict of interest or other defenses may able available, shall not be obligated to pay the fees and expenses of more than one counsel and local counsel where appropriate for all parties indemnified by such indemnifying party with respect to such action, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such action. Cost and expenses incurred by the indemnified party shall be reimbursed, from time to time, by the Company as and when bills are received or expenses are incurred.

         9.4 GROSS UP. Any payment required to be made under this Section 9 shall be increased so that the net amount retained by the Indemnified Person, after deduction of any federal, state, local or foreign tax due thereon (assuming a maximum effective total statutory tax rate), shall be equal to the amount otherwise due.

         10. EXCHANGE AND REPLACEMENT OF SECURITIES. Upon surrender of any Preferred Share or Common Share certificate by the Purchaser for exchange at the office of the Company, the Company, at its expense (exclusive of applicable transfer taxes or other similar taxes) will issue or cause to be issued, in exchange, a new Preferred Share or Common Share certificate in such denominations as may be requested for the same number of Preferred Shares or Common Shares, as the case may be, and registered as the Purchaser may request. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Share or Common Share certificate, upon delivery of a written agreement of indemnity reasonably satisfactory to the Company in form or amount, or, in the case of any such mutilation upon surrender and cancellation thereof, the Company, at its expense, will issue or cause to be issued a new Preferred Share or Common Share certificate in replacement of such lost, stolen, destroyed or mutilated Preferred Share or Common Share certificate.

         10.1 SURVIVAL. All agreements, representations and warranties contained herein or made in writing by or on behalf of the Company or by or on behalf of the Purchaser in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement, all investigations made by Purchaser or on Purchaser's behalf, and the issue and delivery of the Preferred Shares and the Common Shares.

         11.01 TERMINATION. This Agreement may be terminated:

               (a) by the mutual written consent of the Purchaser and the Company;

               (b) by either party if the Common Closing has not occurred on or before November 30, 1997, or such later date as the parties may agree upon (the "Termination Date"); provided that the party electing termination pursuant to this clause (b) is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

               (c) by the Purchaser if the Preferred Stock Closing has not occurred on or before December 31, 1997, or such later date as the parties may agree upon.

               (d) (i) by the Purchaser if any of the conditions in Section 3 have not been satisfied as of the Common Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Purchaser to comply with its obligations under this Agreement) and the Purchaser has not waived such condition on or before the Common Closing Date;

                   (ii) by the Company, if any of the conditions in Section 4 have not been satisfied as of the Common Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Company to comply with its obligations under this Agreement) and the Company has not waived such condition on or before the Common Closing Date;

                   (iii) by either party, if any of the conditions in Section 5 have not been satisfied as of the Preferred Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the electing party to comply with its obligations under this Agreement) and such condition has not been waived on or before the Preferred Closing Date; or

               (e) by either party if a breach of any provision of this Agreement has been committed by the other party or any representation or warranty made by the other party shall have been incorrect when made and such breach, failure or misrepresentation has not been cured within 20 days after notice thereof or waived.

         11.02 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 11.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except
(a) as set forth in Section 9, 13 and 15 and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement.


         12. NO BROKER. Each party hereto represents and warrants that it has incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         13. BREAK-UP FEE . In the event that this Agreement is terminated as a result of a breach of this Agreement by the Company, failure of the Company to obtain any required consents or approvals, or in connection with the Company entering into another transaction, the Company will pay Purchaser in same day funds a cash fee of $300,000 immediately upon termination.

         14. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if hand delivered or sent by first class registered or certified mail (return receipt requested), postage prepaid, to the respective addresses of the Company and the Purchaser set forth below, unless subsequently changed by written notice. Any notice shall be deemed to be effective when it is received.

         To the Purchaser:

                  Westar Capital, Inc.
                  818 South Kansas Avenue
                  P.O. Box 889
                  Topeka, Kansas 66601
                  Attention: President
                  Phone: 785-575-6322
                  Fax: 785-575-1788

         With a copy to:

                  John K. Rosenberg, Esq.
                  818 South Kansas Avenue
                  P.O. Box 889
                  Topeka, Kansas 66601
                  Phone: 785-575-6322
                  Fax: 785-224-1788

         To the Company:

                  Guardian International, Inc.
                  3880 North 28th Terrace
                  Hollywood, Florida 33020-1118
                  Attention:  Richard Ginsburg, President
                  Phone:  954-926-5200
                  Fax:  954-926-1822

         With a copy to:

                  Harvey Goldman, Esq.
                  Steel Hector & Davis LLP
                  200 South Biscayne Boulevard
                  41st Floor
                  Miami, FL  33131-2398
                  Phone:  305-577-7011
                  Fax:  305-577-7001

         15. COSTS AND EXPENSES. Whether or not the transactions contemplated hereby close, each party will bear its own costs and expenses for due diligence and for the preparation and negotiation of this Agreement and the agreements referenced herein. The Company agrees to pay, or cause to be paid, all documentary and similar taxes levied under the laws of the United

States of America or any state or local taxing authority thereof or therein in connection with the issuance and sale of the Preferred Shares and the Common Shares and the execution and delivery of the other agreements and documents contemplated hereby and any modification of any of such documents and will hold the Purchaser harmless without limitation as to time against any and all liabilities with respect to all such taxes.

         16. RESERVED.

         17. MUTUAL COVENANTS. Each of the Company and Purchaser agrees to promptly use its best efforts to secure such consents as may be necessary to effect the transactions contemplated hereunder.

         18. PRESS RELEASES. Simultaneously with the execution of this Agreement, the parties hereto shall issue a press release in mutually acceptable form (the "Press Release"). The parties hereto agree to consult with each other prior to any press release regarding the transactions contemplated herein.

         19. ASSIGNMENT, SUCCESSORS AND NO THIRD-PARTY RIGHTS. Neither party may assign any of its rights under this Agreement without the prior consent of the other party, except that the Purchaser may assign any of its rights under this Agreement to any "affiliate" of the Purchaser as defined in Regulation D of the Act including, but not limited to, Protection One, Inc. following the closing of the proposed transaction in which Western Resources, Inc. shall acquire not less than 50% of the outstanding equity of Protection One, Inc. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         20. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. In the event any provision of this Agreement shall be held invalid, the parties agree to enter into such further agreements as may be necessary in order to carry out the intent and purposes of the parties herein.

         21. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Florida without regard to conflict of law principles thereunder.

         22. ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may be not amended except by a written agreement executed by the party to be charged with the Amendment.

         23. WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor the delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by any party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of an obligation of such party or of the right of the party giving such notice or demand to take further notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         24. ACQUISITION PROPOSALS. The Company will not, and will use its best efforts to cause its officers, directors, employees, representatives and agents not to, initiate, encourage or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to, or, except to the extent advised in writing by outside counsel that said disclosure is required by their fiduciary duties, engage in negotiations concerning, provide any confidential information or data to, or have any discussions with, any person relating to, any acquisition, or purchase of all or any significant portion of the assets of, or any equity interest in, such party or any of its subsidiaries or any merger, consolidation or other business combination of such party or any of its subsidiaries with any other Person. The Company represents that as of the date hereof it has ceased any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company agrees to notify the Purchaser immediately if any such negotiations, provision of confidential information or data or discussions are entered into or made or any such inquiries are received in respect thereof, and shall provide details with respect thereto. Notwithstanding the above, the Company may engage in such described behavior with respect to any proposal meeting the above definition of acquisition proposal pursuant to which the Company shall acquire the stock or assets of another entity for an aggregate purchase price not to exceed $4,000,000.

         25. NOTICE OF CERTAIN EVENTS. The Company and the Purchaser shall promptly notify the other of:

                  (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                  (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

                  (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting any party which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or which relate to the consummation of the transactions contemplated by this Agreement.

         26. SECTION HEADINGS; COUNTERPARTS. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         27. DISPUTE RESOLUTION. Any dispute arising from, relating to, or in connection with the matters contained herein shall be resolved in accordance with procedures set forth in Schedule B hereto.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on their behalf as of the date first written above.


GUARDIAN INTERNATIONAL, INC.

By:  /s/ RICHARD GINSBURG
     ---------------------------------------
     Richard Ginsburg,
     President and Chief Executive Officer


WESTAR CAPITAL, INC.

By:  /s/ RITA A. SHARPE
     ---------------------------------------
     Rita A. Sharpe
     President